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                                                                  EXHIBIT (g)(2)

THE BANK OF NEW YORK                              Securities Processing Services
                                                                    Mutual Funds



                        DOMESTIC CUSTODIAN FEE SCHEDULE
                                      FOR
                                 MSB FUND, INC.


SAFEKEEPING/INCOME COLLECTION/REPORTING/AFFIRMATIONS

1 basis point on the first $250 million in average net assets for each portfolio.

3/4 basis point on the next $250 million in average net assets for each portfolio.

1/2 basis point on the excess over $500 million in average net assets for each portfolio.


CUSTODIAN TRANSACTION CHARGES

$6    Book Entry Settlements/Paydowns - DTC/FRB/PTC

$15   Physicals, options, futures

$40   Eurodollar C/D's


MISCELLANEOUS TRANSACTION CHARGES

$6 Federal Reserve Wires not related to securities transactions, and official check requests.


EARNINGS CREDIT ON BALANCES/INTEREST FOR OVERDRAFTS

Earnings credits are provided to each Fund on 100% of the daily balance in the domestic custodian accounts after reduction for Federal Reserve requirements, computed at the Federal Reserve Funds rate, less 1/2% on the day of the balance.

Overdrafts, excluding bank errors will cause a reduction of earnings credits daily, computed at 1/2% above the Federal Funds rate on the day of the overdraft.

Credits and debits will be accumulated daily and offset monthly against the Bank's domestic custodian fees. To the extent a net debit is accumulated, each fund will be billed for the expense. To the extent a net earnings credit is generated, such excess earnings credit can be carried forward to the next succeeding month. However, no earnings credit will be carried forward after the Fund's fiscal year-end.


OUT-OF-POCKET EXPENSES

Out-of-Pocket Expenses traditionally include, but are not limited to, Federal Reserve charges related to securities transactions, postage and insurance on physical transfer items, attendance at closings, telecommunication charges, etc. These expenses will be billed as they are incurred with no mark-up.


BILLING CYCLE

The above fees are billed monthly.


MSB FUND, INC.                             THE BANK OF NEW YORK

Approved by:           ?                   Submitted by:            ?
             ----------------------                      -----------------------
Date:     Aug. 28, 1999                    Date:     July 30, 1999
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